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                                  EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

             THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 12th day of August, 1999, by and between Butler Wick Corp., an Ohio corporation (the "Employer"), and Thomas J. Cavalier, an individual (the "Employee");

                                   WITNESSETH:

WHEREAS, the Employee is currently employed as the President and Chief Executive Officer of the Employer, of Butler, Wick & Co., Inc., and of Butler Wick Asset Management Co., (the latter two companies being wholly-owned subsidiaries of the Employer);

            WHEREAS, the Employer and United Community Financial Corp., an Ohio corporation ("UCFC"), have entered into an Agreement and Plan of Merger dated April 15, 1999 (the "Merger Agreement"), pursuant to which UCFC will acquire all of the stock of the Employer;

            WHEREAS, the Employer and UCFC desire to be ensured of Employee's continued active participation in the business of Employer and its subsidiaries; and

             WHEREAS, in order to induce Employee to remain in the employ of Employer and in consideration of Employee agreeing to remain in the employ of Employer, the parties desire to specify the terms of such employment;

             NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Employer and the Employee hereby agree as follows:

     1.       EMPLOYMENT AND TERM.

                      (a) TERM. Upon the terms and subject to the conditions of this Agreement, the Employer hereby employs the Employee and the Employee hereby accepts employment, as the President and Chief Executive Officer of the Employer, of Butler, Wick & Co., Inc., and of Butler Wick Asset Management Co. The term of this Agreement shall commence on August 12, 1999, and shall end on August 11, 2002, unless extended by the Employer, with the consent of the Employee, as provided in subsection
     (b) of this Section 1 (together with such extensions, the "Term").

                      (b) EXTENSION. On or before each anniversary of the date of this Agreement, the board of directors of the Employer (the "Board") shall review this Agreement and, upon approval by the Board, shall extend the Term of this Agreement for a one-year period beyond the then effective expiration date. Any such extension shall be subject to the written consent of the Employee. The Board shall document its reasons for extending the Term of this Agreement in the minutes of the meeting at which such action is taken.

     2.       DUTIES OF THE EMPLOYEE.

                      (a) GENERAL DUTIES AND RESPONSIBILITIES. The Employee shall serve as the President

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     and Chief Executive Officer of the Employer, of Butler, Wick & Co.,
     Inc., and of Butler Wick Asset Management Co. Subject to the direction of the Board, the Employee shall perform all duties and shall have all powers which are commonly incident to the offices of President and Chief Executive Officer or which, consistent therewith, are delegated to him by the Board. Such duties may include, but shall not be limited to, developing policies and strategic growth and business plans and objectives, directing and coordinating corporate programs, supervising and evaluating senior management members.

                      (b) DEVOTION OF ENTIRE TIME TO THE BUSINESS OF THE EMPLOYER. The Employee shall devote his entire productive time, ability and attention during normal business hours throughout the Term to the faithful performance of his duties under this Agreement. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization other than the Employer, UCFC, or any subsidiary of the Employer or UCFC without the prior written consent of the Board; provided, however, that the Employee shall not be precluded from (i) vacations and other leave time in accordance with Section 3(f) below, (ii) reasonable participation in community, civic, charitable or similar organizations,
     (iii) reasonable participation in industry-related activities, including, but not limited to, attending state and national trade association or Young Presidents' Organization meetings and serving as an officer, director or trustee of a state or national trade association or the Young Presidents' Organization, (iv) serving as an officer or director of the Employer, UCFC or any subsidiary of the Employer or UCFC and receiving a salary, director's fees or other compensation or benefits, as appropriate, or (v) pursuing personal investments which do not interfere or conflict with the performance of the Employee's duties to the Employer and UCFC.

                      (c) REPORTING OBLIGATIONS. The Employee shall report directly to the Board.

     3.       COMPENSATION.

                      (a) ANNUAL SALARY. The Employee shall receive an annual salary of not less then $200,000, payable in equal installments not less often than monthly.

                      (b) ANNUAL REVIEW. On or before August 12th of each year, commencing in 2000, the salary of the Employee shall be reviewed by the Board and shall be set at an amount not less than $200,000, based upon the Employee's individual performance and such other factors as the Board may deem appropriate (the "Annual Review"). The results of the Annual Review shall be reflected in the minutes of the Board.

                      (c) BONUS PAYMENT. During the Term, the Employee shall be entitled to receive a bonus, payable not less often than annually, equal to the sum of the following components: (1) 2% of the first $500,000 of the Employer's operating profit; (2) 6% of the next $250,000 of the Employer's operating profit; (3) 8% of the next $250,000 of the Employer's operating profit; (4) 10% of the next $250,000 of the Employer's operating profit; (5) 12% of the next $250,000 of the Employer's operating profit; (6) 8% of the next $500,000 of the Employer's operating profit; and (7) 10% of any amount of the Employer's operating profit over $2.0 million.

                      For purposes of this provision, the term "operating profit" shall mean the sum of the profits or losses of each of the Employer's subsidiaries, less the amount of bonuses paid to members of the Municipal Department of Butler, Wick & Co., Inc., the Capital Markets Group of Butler, Wick & Co., Inc. and the administrative and operations department of the Employer.

                      (d) COMMISSIONS. The Employee shall be entitled to any and all commissions and

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     fees earned on client accounts in accordance with the formally established commission and fee programs of the Employer or its applicable subsidiary.

                      (e) EMPLOYEE BENEFIT PROGRAMS. During the Term, the Employee shall be entitled to participate in all formally established employee benefit, bonus, pension, insurance and profit sharing plans and similar programs that are maintained by the Employer from time to time and all employee benefit plans or programs hereafter adopted in writing by the Board for which senior management personnel of the Employer are eligible (collectively, "Benefit Plans"), in accordance with the terms and conditions of such Benefit Plans. Notwithstanding any statement to the contrary contained elsewhere in this Agreement, the Employer may at any time discontinue or terminate any Benefit Plan now existing or hereafter adopted, to the extent permitted by the terms of such Benefit Plan, and shall not be required to compensate the Employee for such discontinuance or termination to the extent such discontinuance or termination pertains to all employees of the Employer who are eligible participants at the time.

                      (f) VACATION AND SICK LEAVE. The Employee shall be entitled, without loss of pay, to be absent voluntarily from the performance of his duties under this Agreement, in accordance with the policies periodically established by the Board for senior management officials of the Employer. The Employee shall be entitled to annual sick leave as established by the Board for senior management officials of the Employer.

                      (g) EXPENSES. The Employer shall pay or reimburse the Employee in the amount of $666.67 per month for all reasonable entertainment expenses incurred by the Employee, and shall pay all of Employee's reasonable travel and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement.

     4.         TERMINATION OF EMPLOYMENT.

                      (a) GENERAL. The employment of the Employee shall terminate at any time during the Term (i) at the option of the Employer, upon the delivery by the Employer of written notice of termination to the Employee, or (ii) at the option of the Employee, upon delivery by the Employee of written notice of termination to the Employer if the present capacity or circumstances in which the Employee is employed are materially adversely changed (including, but not limited to, a material reduction in responsibilities or authority or the assignment of duties or responsibilities substantially inconsistent with those normally associated with the Employee's position described in Section 2(a) of this Agreement, change of title or removal as a director of UCFC, the Employer or any subsidiary of the Employer, the requirement that the Employee regularly perform his principal executive functions more than thirty-five (35) miles from his primary office as of the date of this Agreement or the Employee's benefits provided under this Agreement are reduced, unless the benefit reductions are part of a company-wide reduction). The following subsections (A), (B) and (C) of this Section 4(a) shall govern the obligations of the Employer to the Employee upon the occurrence of the events described in such subparagraphs:

                      (A) TERMINATION FOR CAUSE. In the event that the Employer terminates the employment of the Employee during the Term because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities assigned in this Agreement, willful violation of any law, rule or regulation (other than traffic violations or other minor offenses), or final cease-and-desist order or material breach of any provision of this Agreement ("Cause"), the Employee shall not receive, and shall have no right to receive, any compensation or other benefits for any period after such

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     termination.

                      (B) TERMINATION IN CONNECTION WITH CHANGE OF CONTROL. In the event that the employment of the Employee is terminated by the Employer in connection with a Change of Control (hereinafter defined) for any reason other than Cause or is terminated by the Employee as provided in Section 4(a)(ii) above, then the following shall occur:

                          (I)  The Employer shall promptly pay to the
     Employee or to his beneficiaries, dependents or estate an amount equal to the product of 2.99 multiplied by the Employee's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 280G");

                          (II) The Employee shall continue to be covered at the Employer's expense under all health, life and disability plans of the Employer, as described in Section 3(c) of this Agreement, in which the Employee was a participant prior to the effective date of the termination of his employment as if the Employee were still employed under this Agreement until the earlier of the expiration of the Term or the date on which the Employee is included in another employer's benefit plans as a full-time employee; and

                          (III) The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Employer hereunder, except as specifically stated in subparagraph (II) above.

             (C) TERMINATION NOT IN CONNECTION WITH CHANGE OF CONTROL. In the event that the employment of the Employee is terminated by the Employer before the expiration of the Term for any reason other than death, disability, termination for Cause or termination in connection with a Change of Control, then the following shall occur:

                          (I) The Employee shall continue to participate in the retention plan established pursuant to Section 6.10 of the Merger Agreement;

                          (II) The Employer shall be obligated to continue to pay on at least a monthly basis, until the expiration of the Term, to the Employee, his designated beneficiaries or his estate, the total compensation in effect at the time of termination pursuant to Section 3 above;

                          (III) The Employer shall continue to provide to the Employee, at the Employer's expense, health, life and disability benefits, as described in Section 3(e) of this Agreement, substantially equal to those being provided to the Employee at the date of termination of his employment until the earliest to occur of the expiration of the Term or the date on which the Employee is included in another employer's benefit plans as a full-time employee;

                          (IV) The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Employer hereunder, except as specifically stated in subparagraph III above.

                      (b) DEATH OF THE EMPLOYEE. The Term shall automatically expire upon the death of the Employee. In such event, the Employee's estate shall be entitled to receive the compensation due the

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     Employee through the last day of the calendar month in which the death occurred, except as otherwise specified herein.

                      (c) "GOLDEN PARACHUTE" PROVISION. In the event that any payments pursuant to this Section 4 would result in the imposition of a penalty tax pursuant to Section 280G, such payments shall be reduced to the maximum amount which may be paid under Section 280G without exceeding such limits.

                      (d) DEFINITION OF "CHANGE OF CONTROL." A "Change of Control" shall mean any one of the following events:

    (i) the acquisition of ownership or power to vote more than 25% of the voting stock of the Employer or UCFC;

    (ii) the acquisition of the ability to control the election of a majority of the directors of the Employer or UCFC;

    (iii) prior to August 11, 2002, individuals who constitute the Board of Directors of the Employer or UCFC as of the date of this Agreement cease for any reason to constitute at least a majority thereof; provided, however, that any individual whose election or nomination for election as a member of the Board of Directors of the Employer or UCFC was approved by a vote of at least two-thirds of the directors then in office shall be considered to have continued to be a member of the Board of Directors of the Employer or UCFC and no effect shall be given to changes in the composition of the Board due to the death, disability, retirement or resignation of any such person; or

    (iv) an event that would be required to be reported in response to Item l(a) of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor thereto, whether or not any class of securities of UCFC is registered under the Exchange Act.

     Notwithstanding the foregoing, the acquisition by UCFC of thc stock of the Employer in accordance with the Merger Agreement shall not constitute a Change of Control.

                      For purposes of this Agreement, an event shall be deemed to have occurred "in connection with a Change of Control" if such event occurs within one year before or after a Change of Control.

                      (e) TERMINATION BY EMPLOYEE. If the Employee terminates this Agreement without the written consent of the Employer, other than pursuant to Section 4(a)(ii) of this Agreement, the Employee hereby agrees that during the unexpired Term: (i) he will not, and will not permit any of his affiliates to, alone, together or in association with others, either as principal, agent, owner, shareholder, officer, director, partner, lender, investor, independent contractor, consultant or in any other capacity, engage in, have a financial interest in or be in any way connected or affiliated with, or render advice or services to any person that engages in a business that would compete with the principal business of the Employer or UCFC or any of their subsidiaries within Mahoning, Trumbull, Columbiana, Portage, Cuyahoga, Medina or Stark Counties, Ohio, Mercer or Venango Counties, Pennsylvania; and (ii) he will not, and will not permit any affiliate, directly or indirectly, to solicit, divert, take away or interfere with the relationship of the Employer with any person who is or was a customer, or employee or supplier of the Employer at any time during the last twenty-four (24) month period immediately prior to the date of this Agreement.

             For proposes of this provision, the term "affiliate" of any specified person shall mean (i) a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person; (ii) any relative or spouse of such person, or any relative of such spouse, any one of

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     whom has the same home as such person; (iii) any trust or estate in which such person or any of thc persons specified in (ii) collectively own ten percent or more of the total beneficial interest or of which any of such persons serve as trustee, executor or in any similar capacity; or (iv) any corporation or other organization in which such person or any of the persons specified in (ii) are the beneficial owners collectively of ten percent or more of any class of equity securities or ten percent or more of the equity interest. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings relative to the foregoing.

             For purposes of this provision, the term "person" refers to an individual or corporation, partnership, trust, association or other organization.

             This provision shall not apply in the event of the termination of the employment of the Employee by the Employer prior to the expiration of the Term or the termination of the employment of the Employee by the Employee pursuant to Section 4(a)(ii) of this Agreement.

     5. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Employer or UCFC from consolidating with, merging into, or transferring all, or substantially all, of their assets to another corporation that assumes all of their obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, and subject to the provisions pertaining to Change of Control contained herein, the term "Employer" as used herein, shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

     6. CONFIDENTIAL INFORMATION. The Employee acknowledges that during his employment he will learn and have access to confidential information regarding the Employer and UCFC and its customers and businesses ("Confidential Information"). The Employee agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any Confidential Information, unless or until the Employer and UCFC consent in writing to such disclosure or use or the Confidential Information is otherwise legally in the public domain. The Employee shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Employer or UCFC, their subsidiaries, or affiliates, or to any of the businesses operated by them, and the Employee confirms that the Confidential Information constitutes the exclusive property of the Employer or UCFC. The Employee shall not otherwise knowingly act or conduct himself to the material detriment of the Employer or UCFC, their subsidiaries, or affiliates or in a manner which is inimical or contrary to the interests of the Employer or UCFC.

     7. NON-ASSIGNABILITY. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries or legal representatives without the Employer's prior written consent; provided, however, that nothing in this Section 7 shall preclude the Employee from designating a beneficiary to receive any benefits payable hereunder upon his death or the executors, administrators or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

     8. NO ATTACHMENT. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     9. BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Employer and their respective permitted successors and assigns.


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     10. AMENDMENT OF AGREEMENT. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

     11. WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

     12. SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then any prior Agreement between the Employer (or any predecessor thereof) and the Employee shall be deemed reinstated to the full extent permitted by law, as if this Agreement had not been executed.

     13. HEADINGS. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     14. GOVERNING LAW. This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Ohio.

     15. EFFECT OF PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Employer or any predecessor of the Employer and the Employee.

     16. NOTICES. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

          If to the Employer:

          Butler Wick Corp.
          City Center One, Suite 700
          Youngstown, Ohio 44501
          Attention:  Secretary

          With a copy to:

          United Community Financial Corp.
          275 Federal Plaza West
          Youngstown, Ohio 44501
          Attention:  Chairman of the Board

          If to the Employee:



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          Thomas J. Cavalier
          8371 Misty Ridge Trail
          Poland, Ohio 44514

          IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its duly authorized officer, and the Employee has signed this Agreement, each as of the day and year first above written.

Attest:                               Butler Wick Corp.

/s/ Ralph T. Meacham                     By: /s/ Franklin S. Bennett Jr.
--------------------                        ----------------------------
                                         Its: Secretary
                                             ---------------------------
Attest:

/s/ Ralph T. Meacham                     /s/ Thomas J. Cavalier
--------------------                     ----------------------
                                         Thomas J. Cavalier



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